Exhibit 99.1

Emmaus Life Sciences Announces Equity Purchase Agreement for up to $25 Million with Lincoln Park Capital

Torrance CA, March 3, 2020 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a leader in sickle cell disease treatment, announced today the execution of a purchase agreement for up to $25 million of common stock with Lincoln Park Capital Fund, LLC (“LPC”), a long-only Chicago-based institutional investor.

As part of the purchase agreement, LPC will make an initial purchase of 100,000 shares of common stock at $2.00 per share, representing 33.3% above the closing price of Emmaus common stock on March 2, 2020 as reported on the OTCQB.

Thereafter and subject to the terms and conditions in the purchase agreement, Emmaus maintains the sole discretion to direct LPC to purchase from time to time up to $25 million of common stock over the 36-month term of the purchase agreement. Emmaus will control the timing and amount of any future sales of shares and LPC is obligated to purchase the shares at prices based on the market price at the time of each sale and in amounts as described in the agreement. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Emmaus common stock.

Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus, stated, “This purchase arrangement with Lincoln Park Capital, a well-known and established healthcare-focused investment firm, provides us with long-term access to equity capital as needed to augment our working capital in connection with our ongoing expansion of the commercialization of Endari and our clinical programs. The flexibility provided by this purchase agreement allows us the complete discretion to access equity capital from Lincoln Park Capital at the appropriate times coinciding with our business needs and does not restrict us from pursuing financing from other sources.”

Emmaus plans to use the proceeds from sales of its common stock under the purchase agreement for working capital and general corporate purposes. In consideration for LPC entering into the purchase agreement, Emmaus issued shares of its common stock to LPC as a commitment fee.

Additional information regarding the purchase agreement with LPC is available in the Current Report on Form 8-K that Emmaus filed today with the Securities and Exchange Commission (“SEC”). The shares of common stock covered by the purchase agreement are being offered pursuant to a shelf registration statement (File No. 333-223203) that was declared effective by the SEC on June 29, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering can be made only by means of the prospectus supplement and accompanying prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov or by request from Emmaus at 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503 or by telephone at (310) 214-0065, extension 3005.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmausmedical.com.

About Lincoln Park Capital Fund, LLC (LPC)

LPC is a long-only institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences and technology. LPC’s investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies’ flexibility and consistency. For more information, please visit www.lpcfunds.com.

About Endari® (prescription grade L-glutamine oral powder)

Indication - Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African American children are born with sickle cell disease.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding possible sales of common stock pursuant to the purchase agreement with LPC and Emmaus’ financing needs. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including uncertainties related to Emmaus’ working capital and ability to carry on its existing operations and obtain needed financing and other factors previously disclosed in the company’s reports filed with the Securities and Exchange Commission, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact: Investor Relations Contact:

Emmaus Life Sciences, Inc. LifeSci Advisors

Joseph (Jay) C. Sherwood III Bruce Mackle

Chief Financial Officer (929) 469-3859

(310) 214-0065, Ext. 3005 bmackle@lifesciadvisors.com

jsherwood@emmauslifesciences.com